TransFinancial Holdings, Inc. / Page 1 of 4
Exhibit 1
                        News Release




FOR IMMEDIATE RELEASE

                                                       Contact: Mark A. Foltz
                                     Release                   (913) 859-0055


TRANSFINANCIAL HOLDINGS, INC. EXPANDS STOCK REPURCHASE PROGRAM

LENEXA, KANSAS, MARCH 17, 1999 - TransFinancial Holdings, Inc. (Amex: TFH), a holding company with businesses in transportation and financial services, today announced the expansion of its stock repurchase program.

The Board of Directors approved the expansion of its stock repurchase program from 400,000 shares to 1,030,000 shares. Since announcement of the program on February 25, 1999, the Company has repurchased approximately 630,000 shares.
The Company has 3,301,631 shares outstanding after the recent repurchases. The Company may buy back shares through open market or privately negotiated transactions at the discretion of Company management, depending on financial and market conditions or as otherwise permitted under applicable rules. The shares acquired under the program will become treasury shares.

TransFinancial Holdings, Inc., headquartered in Lenexa, Kansas, owns and manages Crouse Cartage Company, a regional transportation company, and Universal Premium Acceptance Corporation (UPAC), a nationwide insurance premium finance company. TransFinancial common stock trades on the American Stock Exchange under the symbol "TFH." Additional information is available at the Company's website at www.transfin.com.
TransFinancial Holdings, Inc. / Page 2 of 4

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